Schwrtz Levitsky Feldman llp
CHARTERED ACCOUNTANTS
LICENSED PUBLIC ACCOUNTANTS
TORONTO - MONTREAL

S L F

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Form S-8 Registration Statement of Banyan Corporation (the “Company”), of our report dated April 13, 2007 relating to the consolidated financial statements of the Company as of December 31, 2006, which appear in the Annual Report to Stockholders on Form 10-KSB of Banyan Corporation for the year ended December 31, 2006 and the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statements.

“SCHWARTZ LEVITSKY FELDMAN LLP”

Toronto, Ontario, Canada	Chartered Accountants
December 10, 2007	Licensed Public Accountants

1167 Caledonia Road
Toronto, Ontario M6A 2X1
Tel: 416 785 5353
Fax: 416 785 5663